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EXHIBIT 10.8 Consulting Agreement between Lee Traupel and GFY Foods, Inc. dated
January 28, 2004

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") made as of January 28,2004 by and between Lee Traupel ("Consultant) and GFY Foods, Inc., a Nevada Corporation ("Company").

WITNESSETH

WHEREAS, the Company requires and will continue to require business services relating to investor relations and the providing and distributions of press releases for the Company; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:


1.       APPOINTMENT

The Company hereby engages Consultant and Consultant agrees to render various business services to the Company upon the terms and conditions hereinafter set forth.

2.       TERMS

The term of this Agreement began as of the date of this Agreement, and shall terminate on July 3, 2004, unless earlier terminated in accordance with paragraph 7 herein or as extended by the parties from time to time.

3.       SERVICES

During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning implementing investor relations programs through the internet, preparing press releases and the distribution of same. The Consultant agrees to provide the above services in a timely and professional manner.

4.       DUTIES OF THE COMPANY

The Company shall provide Consultant, on a regular and timely basis, with all data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall supply Consultant with full and complete copies of all brochures or other sales materials relating to its products and services.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

COMPANY                                              CONSULTANT
GFY Foods, Inc.

By:  /S/ EDWARD SCHWALB                              By:  /S/ LEE TRAUPEL
     -----------------------------                        ---------------
         Edward Schwalb, President                            Lee Traupel

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EXHIBIT 10.9 Consulting Agreement between GFY Foods, Inc. and Martin Wozniak dated February 25, 2004

                              CONSULTING AGREEMENT

This agreement is made effective as of February 25,2004; . and between GFY Foods, Inc., a Nevada Corporation, (hereinafter "GFY") and., Martin Wozniak (hereinafter "Consultant") as an independent contractor, in order to memorialize and confirm their respective duties, rights and obligations.

                                    RECITALS

WHEREAS, Consultant is knowledgeable about certain businesses of interest for potential acquisition by GFY; and

WHEREAS, GFY is involved in the acquisition and operations of various businesses, including food and beverage services, and wishes to expand its line of business.

NOW, THEREFORE, the parties have entered into this Agreement as a means of securing to themselves the benefits and advantages of their mutual interests and goals with respect to the business of GFY.

1. CONSULTING SERVICES. Consultant shall assist GFY in conducting due diligence on potential acquisition targets. Consultant shall also seek out and attempt to identify the availability of strategic partnerships, acquisition candidates or other business opportunities of interest to GFY.

2. TERM OF AGREEMENT. Unless extended by a separate written agreement, the term of this Agreement shall be one (1) year from the date of its execution.

3. TERMINATION. GFY may terminate this Consulting Agreement at any time for "cause". Cause shall be defined as 1) disregard of a direct order of the Board of Directors or any Officer of GFY, 2) conviction of a felony or any crime involving moral turpitude, 3) taking unjustified actions against GFY that the Board of Directors believe materially harm GFY, or 4) the lack of success in delivering acquisition candidates or in the negotiation of settlements in the sole opinion of GFY.

4. PAYMENT FOR CONSULTING SERVICES. During the term of this Agreement, GFY shall pay to Consultant a one-time payment in the amount often thousand dollars ($10,000.00). This fee may be paid in cash or in shares of freely trading stock in GFY that have been registered in a form S-8 filed on behalf of GFY with the SEC. The method of payment shall be at the sole discretion of GFY. For purposes of valuation of any stock issued to Consultant, the bid price on the date of delivery of the shares shall be used.

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5. EXPENSES. Consultant shall be responsible for the payment of any expenses incurred in providing services to GFY under this agreement unless such expense is agreed to be paid by GFY in writing. GFY is not bound to reimburse any expense that is not approved in writing prior to incurring the expense. This paragraph may be modified in a written agreement signed by both parties.

6. NO RELIANCE ON GFY. Consultant shall not rely upon or use any license or license number that may be maintained from time to time by GFY. Consultant shall also maintain in force any business license required by local governmental entities.

7. NO OFFICE PROVIDED Consultant shall maintain his own offices from which to do work under this Agreement, provided, however, that GFY may permit reasonable use of its facilities to Consultant from time to time when such an arrangement may promote the purposes of this Agreement. Notwithstanding any of the foregoing, the times and places at which Consultant renders services to GFY under this agreement are to be at the discretion of Consultant, provided that each job is completed in a timely and otherwise professional manner.

8. ENTIRE AGREEMENT. This agreement encompasses all the terms of the agreement between the parties hereto, and this agreement supersedes any and all other agreements, either orally or in writing, between the parties hereto with respect to the matters discussed herein. Any modifications of this agreement will be effective only if set forth in a writing signed by both parties.

9. SEVERABILITY Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of the remaining provisions of this agreement.

10. GOVERNING LAW This agreement shall be construed in accordance with, and governed by, the laws of the State of Illinois.

CONSULTANT


/S/ MARTIN WOZNIAK
------------------
By: Martin Wozniak


Date:  Feb 24, 2004


GFY FOODS, INC

/S/ EDWARD SCHWALB
------------------
Edward Schwalb, its President
Date: Feb 24, 2004

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